Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Christi Lee Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: April 4, 2011 1:05 p.m. PDT

QUANTUM NAMES JON GACEK CEO, SUCCEEDING RICK BELLUZZO

Belluzzo to Serve as Executive Chairman

SAN JOSE, Calif., April 4, 2011 - Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that Jon Gacek has been appointed CEO, succeeding Rick Belluzzo, who has led the company since September 2002. The leadership transition, which is effective immediately, is the result of a planned management succession begun last year. Gacek has also been appointed to Quantum's Board of Directors.

Gacek has been president and COO of Quantum since January of this year and had previously served as executive vice president, COO and CFO since May 2009. He joined Quantum as executive vice president and CFO in August 2006, upon Quantum's acquisition of Advanced Digital Information Corp. (ADIC). Before that, Gacek served as CFO at ADIC for seven years and as an audit partner at PricewaterhouseCoopers LLP, where he led the Technology Practice in the firm's Seattle office.

Belluzzo will continue as chairman of Quantum's Board of Directors and also assume the newly created position of executive chairman. In this role, he will assist in the leadership transition, primarily engaging with key customers and partners, as needed.

"During my time as CEO, and particularly since the merger with ADIC, we have been focused on moving Quantum to a position of delivering consistent profitability, with a strong foundation for future growth," said Belluzzo. "Over the past year, we have largely completed this transition, as evidenced by gross margins consistently above 40 percent, improved profitability, and significant revenue growth in disk systems and software, where we have established ourselves as a key player in high opportunity market segments. Jon has played an instrumental role in this success and has clearly demonstrated the ability to lead Quantum moving forward."

"I am very excited to be taking on this new role and building on the work we've done," said Gacek. "Quantum is well-positioned as we begin the new fiscal year, with expanded market opportunities, increased channel momentum and new product platforms and enhancements across our portfolio. These include our new DXi 2.0 backup, deduplication and replication software, which recently began shipping and enables us to deliver both significantly higher performance and better price-performance than competitive offerings.

"I will talk more about our plans and expectations for FY12 when we announce our March quarter financial results on May 17, but we do expect to grow both total revenue and branded revenue for the year as we capitalize on the opportunities ahead," Gacek added.

Quantum said that it will hold a conference call today (details below) to discuss the CEO succession announcement further and a separate call on May 17 to talk about its full results from the fourth quarter of fiscal 2011, ended March 31, 2011 (FQ4'11). In the meantime, the company stated that it expects March quarter revenue to be approximately $165 million, with preliminary results indicating growth in total branded revenue and disk systems and software revenue over the comparable quarter last year. Quantum also reported that it had paid down $40 million of senior debt in the March quarter. Finally, the company said it has experienced minimal disruption to date from the disaster in Japan.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, April 4, 2011, at 2:00 p.m. PDT, to discuss the CEO succession announcement. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9725 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, April 4, 2011, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global specialist in backup, recovery, and archive. From small businesses to multinational enterprises, more than 50,000 customers trust Quantum to solve their data protection, retention and management challenges. Quantum's best-of-breed, open systems solutions provide significant storage efficiencies and cost savings while minimizing risk and protecting prior investments. They include three market-leading, highly scalable platforms: DXi®-Series disk-based deduplication and replication systems for fast backup and restore, Scalar® tape automation products for disaster recovery and long-term data retention, and StorNext® data management software for high-performance file sharing and archiving. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, DXi, Scalar and StorNext are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) our expected market opportunities; (2) our expectations regarding the performance of our products; and (3) our financial outlook for the fourth quarter of fiscal 2011 and for our fiscal 2012, are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, the amount of orders received in future periods, our ability to timely ship our products, and our ability to successfully introduce new products. More detailed information about these risk factors, and additional risk factors, are set forth in our periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Risk Factors," on pages 28 to 40 in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2011 and pages 11 to 24 in Quantum's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2010. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.